Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
212-373-3000	1285 Avenue of the Americas
212-757-3990	New York, New York 10019-6064

August 3, 2023

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, CA 94583

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Chevron Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), of the Company and Chevron U.S.A. Inc., a Pennsylvania corporation and a direct, wholly-owned subsidiary of the Company (the “Issuer”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.

The Registration Statement relates to the registration under the Act of up to $750,000,000 aggregate principal amount of 5.750% Senior Notes due 2026 (the “Notes”) to be issued by the Issuer and the related guarantees of the Notes to be issued by the Company (the “Guarantees”). The Notes and the Guarantees will be issued in accordance with the terms of the Indenture, dated as of August 12, 2020 (the “Base Indenture”) by and among the Issuer, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the first supplemental indenture dated as of August 12, 2020 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of January 6, 2021 (the “Second Supplemental Indenture”), as supplemented by the third supplemental indenture to be entered into by and among the Issuer, the Company, as guarantor, and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Base Indenture, included as Exhibit 4.3 to the Registration Statement;

3.	the First Supplemental Indenture;

4.	the Second Supplemental Indenture;

5.	the form of the Third Supplemental Indenture, included as Exhibit 4.4 to the Registration Statement; and

6. the form of 5.750% Senior Notes due 2026, including the Guarantees, which is attached to the Third Supplemental Indenture and included as Exhibit 4.5 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Guarantees, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Issuer made in the Documents and upon certificates of public officials and the officers of the Company and the Issuer.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Notes and the Guarantees will be issued as described in the Registration Statement, (ii) that the Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such forms will be properly added and (iii) that the Indenture and the Notes will be duly authorized and executed by, and constitute the legal, valid and binding obligations of, the Issuer. We have also assumed, without independent investigation, that the Indenture will be duly authorized and executed by, and constitute the legal, valid and binding obligation of the Trustee.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that when the Notes are duly issued, authenticated and delivered by the Issuer against consideration as set forth in the Registration Statement and in accordance with the terms of the Indenture, the Guarantees will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP